Exhibit 99.1

Warner Chilcott Reports Operating Results for the Quarter Ended June 30, 2013

Revenue Growth of DELZICOL and LO LOESTRIN FE Drive Strong Second Quarter 2013 Financial Results

DUBLIN, Ireland, July 24, 2013 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended
June 30, 2013.

Total revenue in the quarter ended June 30, 2013 was $613 million, a decrease of $25 million, or 4%, compared to the quarter ended June 30, 2012. This decrease was driven primarily by a decline in ACTONEL revenues of $54 million, due in large part to overall declines in the U.S. oral bisphosphonate market and continued declines in ACTONEL revenues in Western Europe and Canada following the 2010 loss of exclusivity in both regions, offset, in part, by combined net sales growth in our gastroenterology franchise. Within our gastroenterology franchise, a decrease in ASACOL net sales of $47 million in the quarter ended June 30, 2013 as compared to the prior year quarter, due primarily to our transition from ASACOL 400 mg to DELZICOL, was more than offset by DELZICOL net sales of $67 million in the quarter ended June 30, 2013. We also reported net sales growth in certain other promoted products, primarily LO LOESTRIN FE, which saw an increase in net sales of $25 million, or 74%, in the quarter ended June 30, 2013 as compared to the prior year quarter.

We reported GAAP net income of $108 million, or $0.43 per diluted share, in the quarter ended June 30, 2013, compared to GAAP net income of $53 million, or $0.21 per diluted share, in the quarter ended June 30, 2012. Cash net income (or CNI, as defined below) for the quarter ended June 30, 2013 was $222 million, compared to $278 million in the prior year quarter. Adjusted CNI was $232 million, or $0.92 per diluted share, in the quarter ended June 30, 2013, compared to adjusted CNI of $258 million, or $1.03 per diluted share, in the prior year quarter. In computing adjusted CNI for the quarter ended June 30, 2013, we excluded restructuring income of $1 million, net of tax, related to the restructuring of certain of our Western European operations and $11 million, net of tax, of fees related to the Actavis Transaction (defined below). In computing adjusted CNI for the quarter ended June 30, 2012, we excluded a gain of $20 million, net of tax, relating to the reversal of the liability for contingent milestone payments to Novartis Pharmaceuticals Corporation (“Novartis”) in connection with our acquisition of the U.S. rights to ENABLEX in October 2010 (the “ENABLEX Acquisition”), based on the determination that it was no longer probable that we would be required to make such payments.

References in this press release to “cash net income” or “CNI” mean our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude the impact, on an after-tax basis, of the Western European restructuring, litigation-related charges, Actavis Transaction fees and the gain relating to the reversal of the liability for contingent milestone payments. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

Actavis Transaction

On May 19, 2013, we entered into a Transaction Agreement (the “Transaction Agreement”) with, among others, Actavis, Inc., a Nevada corporation (“Actavis”), Actavis Limited, a private limited company organized under the laws of Ireland (“New Actavis”), and Actavis W.C. Holding 2 LLC, a limited liability company organized in Nevada and a wholly-owned subsidiary of New Actavis (“U.S. Merger Sub”). Under the terms of the Transaction Agreement, (a) New Actavis will acquire us (the “Acquisition”) pursuant to a scheme of arrangement under Section 201 of the Irish Companies Act 1963 (the “Scheme”) and (b) U.S. Merger Sub will merge with and into Actavis, with Actavis as the surviving corporation in the merger (the “Merger” and, together with the Acquisition, the “Transaction” or the “Actavis Transaction”). At the effective time of the Scheme, each of our shareholders will be entitled to receive 0.160 of a newly issued New Actavis ordinary share in exchange for each ordinary share of ours held by such shareholder. Cash will be paid in lieu of any fractional shares of New Actavis. At the effective time of the Merger, each outstanding Actavis common share will be converted into the right to receive one New Actavis ordinary share. As a result of the Transaction, both we and Actavis will become wholly owned subsidiaries of New Actavis.

The Transaction Agreement provides that if the Transaction Agreement is terminated (i) by us following the board of directors of Actavis changing its recommendation to the Actavis stockholders to approve the Transaction Agreement (except in limited circumstances) or (ii) by us or Actavis following the failure of the Actavis stockholders to approve the Transaction Agreement following the board of directors of Actavis changing its recommendation (except in limited circumstances), then Actavis shall pay to us $160 million, subject to reduction in certain circumstances. The Transaction Agreement also contains customary representations, warranties and covenants by Actavis and us.

In addition, on May 19, 2013, we and Actavis entered into an Expenses Reimbursement Agreement (the “ERA”), the terms of which have been consented to by the Irish Takeover Panel for purposes of Rule 21.2 of the Irish Takeover Rules only. Under the ERA, we have agreed to pay to Actavis the documented, specific and quantifiable third party costs and expenses incurred by Actavis in connection with the Acquisition upon the termination of the Transaction Agreement in certain specified circumstances. The maximum amount payable by us to Actavis pursuant to the ERA is an amount equal to one percent of the aggregate value of our issued share capital.

The proposed Transaction has been unanimously approved by our board of directors and the board of directors of Actavis, and is supported by the management teams of both companies. We currently expect the Transaction to close in the second half of 2013, subject to the satisfaction of customary closing conditions, including the approval of the shareholders of both companies, certain regulatory approvals and the approval of the Irish High Court. On July 11, 2013, Actavis and we announced that we had each received a request for additional information from the Federal Trade Commission (“FTC”) in connection with the Transaction. The effect of the second request is to extend the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, until 30 days after Actavis and we have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. On July 15, 2013, the German Federal Cartel Office granted clearance in connection with the Transaction.

New Product Approvals

In May 2013, the U.S. Food and Drug Administration (“FDA”) approved a new oral contraceptive, norethindrone acetate and ethinyl estradiol chewable tablets and ferrous fumarate tablets, for the prevention of pregnancy. In July 2013, the FDA approved the use of the MINASTRIN 24 FE trade name for this product, and we anticipate that we will commercially launch this product, under the MINASTRIN 24 FE trade name, in early August 2013. We expect that MINASTRIN 24 FE will become a promotional priority for our women’s healthcare sales force upon launch.

In April 2013, the FDA approved a 200 mg strength of DORYX (doxycycline hyclate) Delayed-Release Tablets, a tetracycline-class oral antibiotic. We commercially launched DORYX Delayed-Release 200 mg Tablets in July 2013.

In February 2013, the FDA approved DELZICOL (mesalamine) 400 mg delayed-release capsules, our new 400 mg mesalamine product indicated for the treatment of mildly to moderately active ulcerative colitis and for the maintenance of remission of ulcerative colitis. We commercially launched DELZICOL in March 2013, and it is currently a promotional focus of our gastroenterology sales force efforts.

Semi-Annual Dividend

On June 14, 2013, we paid a semi-annual cash dividend under our dividend policy (the “Dividend Policy”) in the amount of $0.25 per share, or $63 million in the aggregate. Any declaration by our Board of Directors to pay future cash dividends subsequent to the June 2013 semi-annual dividend is subject to Actavis’s consent under the terms of the Transaction Agreement and would also depend on our earnings and financial condition and other relevant factors at such time.

Revenue

Total revenue in the quarter ended June 30, 2013 was $613 million, a decrease of $25 million, or 4%, compared to the quarter ended June 30, 2012. This decrease was driven primarily by a decline in ACTONEL revenues of $54 million, due in large part to overall declines in the U.S. oral bisphosphonate market and continued declines in ACTONEL revenues in Western Europe and Canada following the 2010 loss of exclusivity in both regions, offset, in part, by combined net sales growth in our gastroenterology franchise. Within our gastroenterology franchise, a decrease in ASACOL net sales of $47 million in the quarter ended June 30, 2013 as compared to the prior year quarter, due primarily to our transition from ASACOL 400 mg to DELZICOL, was more than offset by DELZICOL net sales of $67 million in the quarter ended June 30, 2013. We also reported net sales growth in certain other promoted products, primarily LO LOESTRIN FE, which saw an increase in net sales of $25 million, or 74%, in the quarter ended June 30, 2013 as compared to the prior year quarter.

Net sales of our oral contraceptive products increased $21 million, or 16%, in the quarter ended June 30, 2013, as compared to the prior year quarter. LOESTRIN 24 FE generated net sales of $91 million in the quarter ended June 30, 2013, a decrease of 6%, compared with $97 million in the prior year quarter. LOESTRIN 24 FE filled prescriptions continue to be negatively impacted by our shift in promotional focus to LO LOESTRIN FE beginning in early 2011. More specifically, the decrease in LOESTRIN 24 FE net sales in the quarter ended June 30, 2013 as compared to the prior year quarter was primarily due to a decrease in filled prescriptions of 27%, offset, in part, by higher average selling prices and a decrease in sales-related deductions relative to the prior year quarter. LO LOESTRIN FE, which is currently the primary promotional focus of our women’s healthcare sales force efforts, generated net sales of $59 million and $34 million in the quarters ended June 30, 2013 and 2012, respectively, an increase of 74%. The increase in LO LOESTRIN FE net sales in the quarter ended June 30, 2013 compared to the prior year quarter primarily relates to an increase in filled prescriptions of 61%, a decrease in sales-related deductions and higher average selling prices. In May 2013, the FDA approved a new oral contraceptive, norethindrone acetate and ethinyl estradiol chewable tablets and ferrous fumarate tablets, for the prevention of pregnancy. In July 2013, the FDA approved the use of the MINASTRIN 24 FE trade name for this product, and we anticipate that we will commercially launch this product, under the MINASTRIN 24 FE trade name, in early August 2013. We expect that MINASTRIN 24 FE will become a promotional priority for our women’s healthcare sales force upon launch.

Total ACTONEL revenues were $96 million in the quarter ended June 30, 2013, a decrease of $54 million, or 36%, compared to the prior year quarter. Total ACTONEL revenues were comprised of the following components:

	Quarter Ended
	June 30,		Increase (decrease)
(dollars in millions)	2013	2012	Dollars	Percent
United States	$61	$90	$(29)	(32)%
Non - U.S.	23	44	(21)	(48)%

Total net sales	84	134	(50)	(37)%

Other revenue	12	16	(4)	(25)%

Total ACTONEL revenues	$96	$150	$(54)	(36)%

In the United States, ACTONEL net sales decreased $29 million, or 32%, in the quarter ended June 30, 2013, as compared to the prior year quarter, primarily due to a decrease in filled prescriptions of 34% and an increase in sales-related deductions, offset, in part, by higher average selling prices and an expansion of pipeline inventories as compared to the prior year quarter. In the United States, ACTONEL filled prescriptions continue to decline due in part to declines in filled prescriptions within the overall U.S. oral bisphosphonate market. The decline in ACTONEL net sales outside of the United States in the quarter ended June 30, 2013 was due to the continued declines in ACTONEL revenues in Western Europe and Canada following the 2010 loss of exclusivity in both regions. We expect to continue to experience significant declines in total ACTONEL revenues in future periods. ATELVIA, which we began to promote in the United States in early 2011 and in Canada in early 2012, generated net sales of $18 million and $16 million in the quarters ended June 30, 2013 and 2012, respectively. In the United States, ATELVIA net sales in the quarters ended June 30, 2013 and 2012 were $16 million and $14 million, respectively, an increase of 14%. The increase in ATELVIA net sales in the United States in the quarter ended June 30, 2013 compared to the prior year quarter was due to higher average selling prices and a decrease in sales-related deductions, offset, in part, by a decrease in filled prescriptions of 13%.

Net sales of ESTRACE Cream increased $7 million, or 15%, in the quarter ended June 30, 2013, as compared to the prior year quarter. The increase in ESTRACE Cream net sales in the quarter ended June 30, 2013 compared to the prior year quarter was primarily due to higher average selling prices, an increase in filled prescriptions of 8% and a decrease in sales-related deductions relative to the prior year quarter.

Net sales of our gastroenterology products increased $20 million, or 11%, in the quarter ended June 30, 2013, compared to the prior year quarter. Net sales of ASACOL were $140 million in the quarter ended June 30, 2013, a decrease of $47 million, or 25%, compared to the prior year quarter. ASACOL net sales in North America totaled $128 million and $175 million in the quarters ended June 30, 2013 and 2012, respectively, including net sales in the United States of $122 million and $169 million in the quarters ended June 30, 2013 and 2012, respectively. The decrease in ASACOL net sales in the United States in the quarter ended June 30, 2013 as compared to the prior year quarter was due primarily to our decision to cease trade shipments of ASACOL 400 mg in the United States as we transitioned from ASACOL 400 mg to DELZICOL in March 2013, offset, in part, by an increase in net sales of ASACOL HD (800 mg). In February 2013, the FDA approved DELZICOL, which we commercially launched in March 2013 and is currently a promotional focus of our gastroenterology sales force efforts. Net sales of DELZICOL for the quarter ended June 30, 2013 were $67 million. As a result of the terms pursuant to which we shipped the initial trade units of DELZICOL in the quarter ended March 31, 2013, we deferred $44 million of the gross revenues (which do not account for applicable sales-related deductions) generated thereby since the criteria to record such revenues were not met as of March 31, 2013. We recognized all of such deferred gross revenues (as reduced to account for applicable sales-related deductions) in our condensed consolidated statement of operations for the quarter ended June 30, 2013 as the criteria to record such revenues were achieved. We expect that the loss of ASACOL 400 mg net sales in the United States will be offset, in part, by net sales of DELZICOL and increased net sales of ASACOL HD (800 mg).

Net sales of ENABLEX decreased $11 million, or 27%, in the quarter ended June 30, 2013, compared to the prior year quarter. ENABLEX net sales in the quarter ended June 30, 2013 were impacted by a decrease in filled prescriptions of 45% and a contraction of pipeline inventories, offset, in part, by a decrease in sales-related deductions and higher selling prices relative to the prior year quarter. We expect a continued decline in ENABLEX net sales in 2013 due in part to the promotional priorities of our urology sales force.

Net sales of DORYX decreased $1 million, or 4%, in the quarter ended June 30, 2013, compared to the prior year quarter. The decrease in DORYX net sales in the quarter ended June 30, 2013 relative to the prior year quarter was due primarily to the introduction of generic competition for our DORYX 150 mg product in early May 2012. In April 2013, the FDA approved a 200 mg strength of DORYX (doxycycline hyclate) Delayed-Release Tablets, which we commercially launched in July 2013.

Cost of Sales (Excluding Amortization and Impairment of Intangible Assets)

Cost of sales (excluding amortization and impairment) increased $11 million, or 16%, in the quarter ended June 30, 2013 as compared to the prior year quarter, due primarily to costs incurred in the current year period in relation to pre-launch preparation for products approved during the first half of 2013, as well as changes in the mix and volume of products sold.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended June 30, 2013 were $202 million, an increase of $29 million, or 17%, from $173 million in the prior year quarter. Advertising and promotion (“A&P”) expenses decreased $10 million, or 40%, in the quarter ended June 30, 2013, as compared to the prior year quarter, primarily due to a decrease in promotional expenses relative to the prior year quarter. Selling and distribution expenses decreased $9 million, or 9%, in the quarter ended June 30, 2013, as compared to the prior year quarter, primarily due to a $10 million reduction in co-promote expenses as a result of the continued declines in ACTONEL net sales in Western Europe and Canada following the 2010 loss of exclusivity in both regions. Specifically, included in selling and distribution expenses were co-promote expenses of $50 million and $60 million in the quarters ended June 30, 2013 and 2012, respectively (of which, $44 million related to the United States and Puerto Rico in each quarter).

General, administrative and other (“G&A”) expenses increased $48 million, or 112%, in the quarter ended June 30, 2013 as compared to the prior year quarter. Included in G&A expenses in the quarter ended June 30, 2013 were $11 million of fees related to the Transaction. Included in G&A expenses in the quarter ended June 30, 2012 was a $20 million gain relating to the reversal of the liability for contingent milestone payments to Novartis in connection with the ENABLEX Acquisition, as such payments have been deemed no longer probable of being paid in accordance with ASC Topic 450 “Contingencies”. Excluding the impact of the $11 million of Transaction fees and the $20 million contingent gain, G&A expenses increased $17 million, or 27%, in the quarter ended June 30, 2013, relative to the prior year quarter, primarily due to an increase in legal and professional fees.

Restructuring (Income) / Costs

In April 2011, we announced a plan to restructure our operations in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The restructuring did not impact our operations at our headquarters in Dublin, Ireland, our facilities in Dundalk, Ireland, Larne, Northern Ireland or Weiterstadt, Germany or our commercial operations in the United Kingdom. We determined to proceed with the restructuring following the completion of a strategic review of our operations in our Western European markets where our product ACTONEL lost exclusivity in late 2010.

In the quarter ended June 30, 2013, we recorded restructuring income of $2 million ($1 million, net of tax), which was comprised of pretax severance income of $1 million recorded based on estimated future payments in accordance with specific contractual terms and employee specific events and pension-related curtailment gains of $1 million. In the quarter ended June 30, 2012, we incurred pretax severance costs of $7 million, which were offset, in full, by pension-related curtailment gains of $7 million. In computing adjusted CNI, we add back to CNI the after-tax impact of these restructuring (income) / costs. We do not expect to record any material expenses relating to the Western European restructuring in future periods.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended June 30, 2013 was $33 million, an increase of $10 million, or 43%, as compared to the prior year quarter. Our R&D expenses consist of our internal development costs, fees paid to contract development groups, regulatory fees and license fees paid to third parties. R&D expenditures are subject to fluctuation due to the timing and stages of development of our various R&D projects.

Amortization and Impairment of Intangible Assets

Amortization of intangible assets in the quarters ended June 30, 2013 and 2012 was $110 million and $124 million, respectively. Our amortization methodology is calculated on either an economic benefit model or on a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family. The economic benefit model is based on expected future cash flows and typically results in accelerated amortization for most of our products. We continuously review the remaining useful lives of our identified intangible assets based on each product or product family’s estimated future cash flows. In the event that we do not achieve the expected cash flows from any of our products or lose market exclusivity for any of our products as a result of the expiration of a patent, the expiration of FDA exclusivity or an at-risk launch of a competing generic product, we may accelerate amortization or record an impairment charge in respect of the related intangible asset, which may be material. Based on our review of future cash flows, we recorded an impairment charge in the quarter ended June 30, 2012 of $106 million, $101 million of which was attributable to the impairment of our DORYX intangible asset following Mylan Pharmaceuticals Inc.’s introduction of a generic product in early May 2012. We expect our 2013 amortization expense to decline compared to 2012 as most of our intangible assets are amortized on an accelerated basis.

Net Interest Expense

Net interest expense for the quarter ended June 30, 2013 was $60 million, an increase of $8 million, or 15%, compared to $52 million in the prior year quarter. Included in net interest expense in the quarter ended June 30, 2013 was $8 million relating to the write-off of deferred loan costs associated with a $150 million optional prepayment of term loan indebtedness made during the quarter ended June 30, 2013 under our senior secured credit facilities. Excluding this write-off of deferred loan costs, net interest expense for the quarter ended June 30, 2013 was flat as compared to the prior year quarter as higher interest expense on outstanding indebtedness resulting from an increase in the weighted average amount of indebtedness outstanding, was offset, in full, by a reduction in the amortization of deferred loan costs.

Net Income, Cash Net Income and Adjusted Cash Net Income

For the quarter ended June 30, 2013, we reported GAAP net income of $108 million, or $0.43 per diluted share, CNI of $222 million, and adjusted CNI of $232 million, or $0.92 per diluted share. Our earnings and adjusted CNI per share calculations for the quarter are based on 252.8 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs related to our debt. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended June 30, 2013, the marginal tax rate associated with the amortization of intangible assets was 5% and the marginal tax rate for the amortization (including write-offs) of deferred loan costs was 6%. In calculating adjusted CNI in the quarter ended June 30, 2013, we excluded the $1 million after-tax impact of restructuring income relating to the Western European restructuring and the $11 million after-tax impact of fees related to the Actavis Transaction.

Liquidity, Balance Sheet and Cash Flows

As of June 30, 2013, our cash on hand was $224 million and our total outstanding debt was $3,490 million, which consisted of $2,233 million of term loan borrowings under our senior secured credit facilities, $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $7 million of unamortized premium related to the 7.75% Notes. We generated $175 million of cash from operating activities in the quarter ended June 30, 2013, compared with $156 million of cash from operating activities in the prior year quarter, an increase of $19 million, due primarily to the timing of movements in working capital.

Additional Information Related to Net Sales

Period-over-period changes in the net sales of our products are a function of a number of factors, including changes in market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, the launch of new products, the loss of exclusivity for our products and transactions such as product acquisitions and dispositions may also, from time to time, impact our period over period net sales. We use IMS Health, Inc. (“IMS”) estimates of filled prescriptions for our products as a proxy for market demand in the United States. Although these estimates provide a broad indication of market trends for our products in the United States, the relationship between IMS estimates of filled prescriptions and actual unit sales can vary, and as a result, such estimates may not always be an accurate predictor of our unit sales. When our unit sales to our direct customers in any period exceed market demand for our products by end-users (as measured by estimates of filled prescriptions or its equivalent in units), our sales in excess of demand must be absorbed before our direct customers begin to order again, thus potentially reducing our expected future unit sales. Conversely, when market demand by end-users of our products exceeds unit sales to our direct customers in any period, our expected future unit sales to our direct customers may increase. We refer to the estimated amount of inventory held by our direct customers and pharmacies and other organizations that purchase our product from our direct customers, which is generally measured by the estimated number of days of end-user demand on hand, as “pipeline inventory.” Pipeline inventories expand and contract in the normal course of business. As a result, our unit sales to our direct customers in any period may exceed or be less than actual market demand for our products by end-users (as measured by estimates of filled prescriptions). When comparing reported product sales between periods, it is important to not only consider market demand by end-users, but also to consider whether estimated pipeline inventories increased or decreased during each period.

2013 Financial Guidance Update

Based on our second quarter results and current outlook for the remainder of 2013, we are updating our guidance ranges for adjusted SG&A expenses and GAAP net income, as well as adjusted CNI and adjusted CNI per share. The update is due primarily to lower than expected A&P expenses, as well as the incurrence of fees related to the Actavis Transaction. Adjusted CNI per share adds back the after-tax impact of (i) restructuring income relating to the Western European restructuring, (ii) litigation-related charges and (iii) fees related to the Actavis Transaction. For a complete overview of our updated full year 2013 guidance, including material assumptions, please refer to the table at the last page of this press release.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning the proposed transaction with Actavis, our industry, our operations, our anticipated financial performance and financial condition and our business plans, growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: the timing to consummate the proposed transaction with Actavis; the risk that a condition to closing of the proposed transaction with Actavis may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction with Actavis is delayed, is not obtained or is obtained subject to conditions that are not anticipated; New Actavis’ ability to achieve the synergies and value creation contemplated by the proposed acquisition; New Actavis’ ability to promptly and effectively integrate Actavis’ and our businesses; the diversion of management time on transaction-related issues; our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors and market conditions in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or those of third party manufacturers, packagers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems and regulatory reforms, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation, regulatory investigations or arbitration matters or an increase in the number of such matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2012, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

The guidance regarding GAAP net income, adjusted CNI and adjusted CNI per share contained in this announcement constitutes a profit forecast for the purposes of the Irish Takeover Rules. In accordance with Rule 28.4 of the Irish Takeover Rules, this profit forecast shall be repeated in the Registration Statement on Form S-4 filed by New Actavis with the Securities and Exchange Commission (“SEC”) in connection with the Transaction Agreement and the reports required by Rule 28.3 shall be mailed to Warner Chilcott shareholders with the definitive proxy statement/prospectus relating to the Transaction Agreement.

Statement Required by the Takeover Rules

The directors of Warner Chilcott accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Warner Chilcott (who have taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Deutsche Bank Securities Inc. is acting for Warner Chilcott as financial advisor and is not acting as financial advisor to anyone else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Warner Chilcott in connection therewith for providing advice in relation to the matters referred to in this announcement. Deutsche Bank Securities Inc. has delegated certain of its financial advisory functions and responsibilities to Deutsche Bank AG, acting through its London branch. Deutsche Bank AG, acting through its London branch is performing such delegated functions and responsibilities exclusively for Warner Chilcott and is not acting as a financial adviser for any other person in connection with the matters referred to in this announcement and will not be responsible to any such other person for providing advice in relation to the matters referred to in this announcement. Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Conduct Authority. Details about the extent of Deutsche Bank AG’s authorization and regulation by the Financial Conduct Authority are available on request.

Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. New Actavis has filed with the SEC a registration statement on Form S-4 containing a preliminary joint proxy statement of Warner Chilcott and Actavis that also constitutes a preliminary prospectus of New Actavis. The registration statement has not been declared effective by the SEC. After the registration statement has been declared effective, each of Actavis and Warner Chilcott will mail to its stockholders or shareholders a definitive proxy statement/prospectus. In addition, each of New Actavis, Actavis and Warner Chilcott will file with the SEC other documents with respect to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ACTAVIS AND WARNER CHILCOTT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by New Actavis, Actavis and Warner Chilcott through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by New Actavis and Actavis may be obtained free of charge on Actavis’s internet website at www.actavis.com or by contacting Actavis’s Investor Relations Department at (862) 261-7488. Copies of the documents filed with the SEC by Warner Chilcott may be obtained free of charge on Warner Chilcott’s internet website at www.wcrx.com or by contacting Warner Chilcott’s Investor Relations Department at (973) 442-3200.

Actavis, Warner Chilcott, their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Warner Chilcott is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 22, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 10, 2013, its proxy statement for its 2013 annual general meeting of shareholders, which was filed with the SEC on April 5, 2013, and its Current Reports on Form 8-K that were filed with the SEC on May 2, 2013 and May 8, 2013. Information about the directors and executive officers of Actavis is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 7, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 29, 2013, and its Current Reports on Form 8-K that were filed with the SEC on January 29, 2013 and May 13, 2013. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement/prospectus filed with the SEC and will be contained in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude the impact, on an after-tax basis, of the Western European restructuring, litigation-related charges, Actavis Transaction fees and the gain relating to the reversal of the liability for contingent milestone payments. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters and six months ended June 30, 2013 and 2012. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our senior secured credit facilities.

Company Contacts:	Rochelle Fuhrmann SVP, Finance 973-442-3281 rfuhrmann@wcrx.com

Kevin Crissey Director, Investor Relations 973-907-7084 kevin.crissey@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

REVENUE
Net sales	$599	$619	$1,177	$1,288
Other revenue	14	19	29	35

Total revenue	613	638	1,206	1,323

COSTS, EXPENSES AND OTHER
Cost of sales (excludes amortization and impairment of intangible assets)	81	70	151	142
Selling, general and administrative	202	173	381	371
Restructuring (income) / costs	(2)	—	(3)	50
Research and development	33	23	58	48
Amortization of intangible assets	110	124	220	254
Impairment of intangible assets	—	106	—	106
Interest expense, net	60	52	125	114

INCOME BEFORE TAXES	129	90	274	238
Provision for income taxes	21	37	53	72

NET INCOME	$108	$53	$221	$166

Earnings per share:
Basic	$0.43	$0.21	$0.89	$0.67

Diluted	$0.43	$0.21	$0.88	$0.66

Dividends per share	$0.25	$—	$0.25	$—

RECONCILIATIONS:
GAAP Net income	$108	$53	$221	$166
+ Amortization and impairment of intangible assets, net of tax	104	221	209	345
+ Amortization and write-offs of deferred loan costs, net of tax	10	4	23	16

CASH NET INCOME	$222	$278	$453	$527

Non-recurring, one-time charges included above:
+ Western European restructuring (income) / costs, net of tax	(1)	—	(2)	42
+ Litigation-related charges, net of tax	—	—	2	—
+ Gain on reversal of the liability for contingent milestone payments, net of tax	—	(20)	—	(20)
+ Actavis Transaction fees, net of tax	11	—	11	—

ADJUSTED CASH NET INCOME	$232	$258	$464	$549

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions of U.S. dollars)

(Unaudited)

	As of	As of
	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$224	$474
Accounts receivable, net	265	195
Inventories, net	126	113
Prepaid expenses and other current assets	294	244

Total current assets	909	1,026

Other assets:
Property, plant and equipment, net	208	216
Intangible assets, net	1,597	1,817
Goodwill	1,029	1,029
Other non-current assets	89	130

TOTAL ASSETS	$3,832	$4,218

LIABILITIES
Current liabilities:
Accounts payable	$39	$29
Accrued expenses and other current liabilities	608	686
Current portion of long-term debt	190	179

Total current liabilities	837	894

Other liabilities:
Long-term debt, excluding current portion	3,300	3,796
Other non-current liabilities	122	128

Total liabilities	4,259	4,818

SHAREHOLDERS’ (DEFICIT)	(427)	(600)

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT)	$3,832	$4,218

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$108	$53	$221	$166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9	10	20	19
Amortization of intangible assets	110	124	220	254
Impairment of intangible assets	—	106	—	106
Non-cash gain relating to the reversal of the liability for contingent milestone payments	—	(20)	—	(20)
Amortization and write-off of deferred loan costs	11	5	25	17
Stock-based compensation expense	7	6	13	12
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid expenses and other current assets	(61)	(25)	(101)	(5)
(Increase) in inventories	(9)	(6)	(14)	(11)
Increase / (decrease) in accounts payable, accrued expenses and other current liabilities	47	(60)	(69)	(145)
(Decrease) in income taxes and other, net	(47)	(37)	(26)	(29)

Net cash provided by operating activities	$175	$156	$289	$364

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of assets	15	—	15	—
Capital expenditures	(5)	(11)	(12)	(17)

Net cash provided by / (used in) investing activities	$10	$(11)	$3	$(17)

CASH FLOWS FROM FINANCING ACTIVITIES
Term repayments under senior secured credit facilities	(192)	(35)	(484)	(409)
Cash dividends paid	(59)	—	(59)	—
Redemption of ordinary shares	—	—	—	(32)
Proceeds from the exercise of non-qualified options to purchase ordinary shares	2	2	3	8
Other	(1)	—	—	—

Net cash (used in) financing activities	$(250)	$(33)	$(540)	$(433)

Effect of exchange rates on cash and cash equivalents	(1)	(4)	(2)	—

Net (decrease) / increase in cash and cash equivalents	(66)	108	(250)	(86)
Cash and cash equivalents, beginning of period	290	422	474	616

Cash and cash equivalents, end of period	$224	$530	$224	$530

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$108	$53	$221	$166
+ Interest expense, as defined	60	52	125	114
+ Provision for income taxes	21	37	53	72
+ Non-cash stock-based compensation expense	7	6	13	12
+ Depreciation	9	10	20	19
+ Amortization of intangible assets	110	124	220	254
+ Impairment of intangible assets	—	106	—	106
+ R&D milestone expense	1	2	1	2
+ Non-cash gain relating to the reversal of the liability for contingent milestone payments	—	(20)	—	(20)
+ Restructuring (income) / costs	(2)	—	(3)	50
+ Actavis Transaction fees	11	—	11	—
+ Other permitted add-backs	1	—	5	—

Adjusted EBITDA of WC plc, as defined	$326	$370	$666	$775

+ Expenses of WC plc and other	1	8	2	8

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$327	$378	$668	$783

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our senior secured credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Women’s Healthcare:
Oral Contraceptives
LOESTRIN 24 FE	$91	$97	$184	$205
LO LOESTRIN FE	59	34	111	62
Other Oral Contraceptives	6	4	12	10

Total Oral Contraceptives	156	135	307	277

Osteoporosis
ACTONEL(1)	96	150	207	296
ATELVIA	18	16	37	32

Total Osteoporosis	114	166	244	328

Hormone Therapy
ESTRACE Cream	53	46	106	98
Other Hormone Therapy	11	7	23	21

Total Hormone Therapy	64	53	129	119

Other women’s healthcare products	12	14	24	29

Total Women’s Healthcare	346	368	704	753

Gastroenterology:
ASACOL	140	187	293	398
DELZICOL	67	—	72	—

Total Gastroenterology	207	187	365	398

Urology:
ENABLEX	30	41	72	85

Dermatology:
DORYX	22	23	41	53

Other:
Other products net sales	4	12	11	24
Contract manufacturing product sales	2	4	8	6
Other revenue(2)	2	3	5	4

Total Revenue	$613	$638	$1,206	$1,323

(1)	Includes “other revenue” of $12 million and $16 million for the quarters ended June 30, 2013 and 2012, respectively, and $24 million and $31 million for the six months ended June 30, 2013 and 2012, respectively, as reported in our condensed consolidated statement of operations, resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.
(2)	Excludes “other revenue” of $12 million and $16 million for the quarters ended June 30, 2013 and 2012, respectively, and $24 million and $31 million for the six months ended June 30, 2013 and 2012, respectively, reported in our condensed consolidated statement of operations, resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSE

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended	Quarter Ended
	June 30, 2013	June 30, 2012
A&P	$15	$25
Selling and Distribution	96	105
G&A	91	43

Total SG&A	$202	$173

	Six Months Ended	Six Months Ended
	June 30, 2013	June 30, 2012
A&P	$31	$49
Selling and Distribution	191	214
G&A	159	108

Total SG&A	$381	$371

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2013 Full Year Financial Guidance

(In millions of U.S. dollars, except per share and percentage information)

	Prior Guidance	Current Guidance
	May 2013	July 2013 (1)

Total Revenue	$2,300 to 2,400	$2,300 to 2,400
Gross Margin as a % of Total Revenue	87%	87% (2)
Total SG&A Expense, as Adjusted	$ 750 to 800	$ 725 to 775 (3)
Total R&D Expense	$ 115 to 135	$ 115 to 135
Total Income Tax Provision	11%-12% of Adjusted EBTA	11%-12% of Adjusted EBTA (4)
GAAP Net Income	$ 361 to 386	$ 366 to 391
Adjusted CNI	$ 805 to 830	$ 834 to 859 (5)
Adjusted CNI per share	$ 3.20 to 3.30	$ 3.30 to 3.40 (5)(6)

1	The 2013 guidance assumes that no new or additional generic equivalents of the Company’s ASACOL 400 mg/DELZICOL, ESTRACE Cream, LOESTRIN 24 FE or DORYX products will be approved and enter the U.S. market during 2013. In addition, the guidance does not: (i) assume the launch of any new products not yet approved by the FDA, (ii) account for the impact of any future acquisitions, dispositions, partnerships or in-license transactions, any changes to the Company’s existing capital structure, business model, partnerships or in-license transactions or any adverse outcome to any litigation or government investigation or (iii) account for any fees payable contingent upon consummation of the Actavis Transaction. Any change in such assumptions could have a negative impact on the Company’s guidance. Also see “Forward Looking Statements” above.
2	Gross margin as a percentage of total revenue excludes the amortization and impairments of intangible assets.
3	Total SG&A expense, as adjusted, does not include (i) any amount that may be payable in connection with the potential adjudication or settlement of the Company’s outstanding litigations and (ii) $11 million of fees incurred through June 30, 2013 or $7 million of additional non-contingent fees, in each case in connection with the Actavis Transaction.
4	The 2013 total income tax provision is estimated as a percentage of earnings before taxes and book amortization, adjusted to exclude the impact, as applicable, of the items described in Footnote 5 below (Adjusted EBTA).
5	A reconciliation of 2013 expected GAAP net income to expected adjusted CNI adds back the expected after tax impact of (i) the amortization and impairment of intangibles ($417 million), (ii) the amortization and write-off of deferred loan costs ($33 million), (iii) fees incurred through June 30, 2013 ($11 million) and additional non-contingent fees ($7 million), in each case in connection with the Actavis Transaction, (iv) the Western European restructuring income ($2 million) and (v) litigation-related charges ($2 million).
6	Expected adjusted CNI per share is based on 252.6 million fully diluted ordinary shares. The Company did not redeem any ordinary shares under its current $250 million share redemption program in the six months ended June 30, 2013, and the 2013 calculation of fully diluted ordinary shares does not include the impact of any ordinary shares that may be redeemed after June 30, 2013 pursuant to such share redemption program or otherwise.